10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY CONVERTIBLE FUND

August 1, 2004 through January 31, 2005

	         Trade	    Selling			       % of
Issuer	         Date	    Dealer	     Amount    Price   Issue(1)

Lehman Brothers	 10/4/2004  Lehman Brothers  $100,000  $25.000	0.01
Holdings






(1) Represents purchases by all affiliated funds and discretionary accounts;
     may not exceed 25% of the principal amount of the offering.